Exhibit 99.1

HTG Molecular Diagnostics Announces Proposed Public Offering of Common Stock

TUCSON, AZ, January 16, 2018 – HTG Molecular Diagnostics, Inc. (NASDAQ: HTGM) (HTG), a provider of instruments, reagents and services for molecular profiling applications, today announced that it intends to offer and sell, subject to market and other conditions, 10,000,000 shares of its common stock in an underwritten public offering. All of the shares are being offered by HTG. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Leerink Partners LLC and Cantor Fitzgerald & Co. are acting as joint book-running managers for the offering. LifeSci Capital LLC is acting as co-manager for the offering. HTG expects to grant the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of its common stock.

The shares of common stock described above are being offered by HTG pursuant to a shelf registration statement filed by HTG with the Securities and Exchange Commission (SEC) that was declared effective on April 6, 2017. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6132, or by email at syndicate@leerink.com, or from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by telephone at (212) 829-7122, or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About HTG

Headquartered in Tucson, Arizona, the mission of HTG is to empower precision medicine at the local level. The company’s HTG EdgeSeq technology, which automates highly multiplexed molecular profiling of small samples for next-generation sequencing, received its first US patent in 2014. Continuous improvements led to the 2017 launch of HTG’s new direct-target sequencing chemistry for DNA analysis offered in the company’s VERI/O services laboratory.

Safe Harbor Statements

Statements in this press release that are not strictly historical in nature, including statements related to the proposed offering of common stock by HTG, are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities. For a discussion of these and other factors, please refer to HTG’s quarterly report on Form 10-Q for the quarter ended September 30, 2017 as well as HTG’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and HTG undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contact:

TJ Johnson

President / CEO

HTG Molecular Diagnostics

Phone: (520) 547-2827 x130

Email: tjjohnson@htgmolecular.com